Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement No. 333-124983 on Form S-8 of our report(s) dated February 25, 2008, relating to the financial statements and financial statement schedule of Acergy S.A. (the "Group") and the effectiveness of the Group's internal control over financial reporting appearing in the Annual Report on Form 20-F of the Group for the year ended November 30, 2007.


/s/ Deloitte LLP
--------------------------
DELOITTE LLP
London, United Kingdom

February 18, 2009

On December 1, 2008 we changed our name from Deloitte & Touche LLP to Deloitte LLP. Accordingly, we have signed our consent in our new name.